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                                                                    Exhibit 2.1

                                                               [EXECUTION COPY]

                      EIGHTH AMENDMENT AND LIMITED WAIVER

   EIGHTH AMENDMENT AND LIMITED WAIVER, dated as of March 22, 2002 (this "Eighth Amendment"), to the Amended and Restated Credit Agreement, dated as of June 13, 2000 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"), among WEIGH-TRONIX, LLC, ("Holdings"), SWT FINANCE B.V., (the "Borrower"), WEIGH-TRONIX CANADA, ULC, collectively with the Borrower, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties thereto (the "Lenders"), FLEET NATIONAL BANK, as administrative agent (in such capacity, the "Administrative Agent"), and FLEET NATIONAL BANK, as security agent (in such capacity, the "Security Agent").

                             W I T N E S S E T H:

   WHEREAS, pursuant to the Credit Agreement, the Lenders have made certain Loans and other financial accommodations to the Borrowers which remain outstanding; and

   WHEREAS, Holdings and the Borrowers have requested that the Administrative Agent and the Lenders amend the Credit Agreement as set forth herein, and waive certain events of default under the Credit Agreement, and the Administrative Agent and the Lenders are willing to do so, but only on the terms and conditions set forth herein;

   NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 General. Terms defined in the Credit Agreement and used herein shall, unless otherwise indicated, have the meanings given to them in the Credit Agreement. Terms defined and used in this Eighth Amendment shall have the meanings given to them in this Eighth Amendment.

1.2 Amendments to Definitions. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in alphabetical order.

     "Cash Collateral Account" means an account to be (i) established and maintained at Fleet National Bank in Boston, Massachusetts as a restricted cash collateral account in the name of the Administrative Agent, and under the sole dominion and control of the Administrative Agent, designated as "Fleet National Bank-SWT Finance B.V. Collateral Account" and (ii) subject to a control account agreement, or similar agreement, in form and substance satisfactory to the Administrative Agent.

     "Deferred Eighth Amendment Fee" has the meaning specified in Section 4.4 of the Eighth Amendment.

     "Eighth Amendment" means the Eighth Amendment and Limited Waiver to the Credit Agreement, dated as of March 22, 2002.

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   "Eighth Amendment Effective Date" has the meaning specified in Article V of the Eighth Amendment.

   "Eighth Amendment Fee" has the meaning specified in Section 4.4 of the Eighth Amendment.

   "Eighth Amendment Specified Events of Default" has the meaning specified in
   Article II of the Eighth Amendment.

   "Eighth Amendment Waiver Period" means the period from and including March 22, 2002 through and including May 17, 2002.

   "Preliminary Business Plan" has the meaning specified in Section 4.2 of the Eighth Amendment.

   "Proposed Final Business Plan" has the meaning specified in Section 4.2 of the Eighth Amendment.

   "Restructuring Amendment" has the meaning specified in Section 4.1 of the Eighth Amendment.

   "Revised Loan Restructuring Date" has the meaning specified in Section 4.1 of the Eighth Amendment.

                                   ARTICLE 2
                                    WAIVER

   Subject to the terms and conditions hereof, the Administrative Agent and the Lenders hereby agree to waive, during the Eighth Amendment Waiver Period, any Events of Default arising through the end of the Eighth Amendment Waiver Period in respect of Section 8(c) of the Credit Agreement as a result of a failure by the Borrowers to comply with the financial covenants contained in Section 7.1 of the Credit Agreement (collectively, "Eighth Amendment Specified Events of Default").

                                    ARTICLE 3
                                   AMENDMENTS

3.1 Amendment to Section 1.1 (Defined Terms). Section 1.1 of the Credit Agreement is hereby amended by modifying certain definitions contained therein, as follows:

     (a) by inserting in the definition of "Borrowing Base" (i) in clause (b) after the phrase "of Eligible Inventory;" the word "plus" and (ii) the following as clause (c):

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     (c)  100% of the cash balance on deposit (excluding, for the avoidance of doubt, any provisional credits) in the Cash Collateral Account.

     (b) by inserting in the definition of "Waiver Period Revolving Credit Loans" after the words "the Seventh Amendment Waiver Period" the words "or the Eighth Amendment Wavier Period".

     (c) by inserting in the definition of "Wavier Period Sublimit after the words "the Seventh Amendment Wavier Period", in both instances where these words are used, the words "or the Eighth Amendment Wavier Period".

3.2 Amendment to Section 2.4 (Revolving Credit Commitments). Section 2.4 of the Credit Agreement is hereby amended by inserting after the words "would not exceed the Borrowing Base" the phrase "(determined immediately prior to the making of any such Revolving Credit Loan)".

3.3 Amendment to Section 2.6 (Change in the Borrowing Base). Section 2.6 of the Credit Agreement is hereby amended by inserting after the words "the Seventh Amendment Waiver Period" the words "or the Eighth Amendment Wavier Period".

3.4 Amendment to Article II (Amount and Terms of Commitments). Article II of the Credit Agreement is hereby amended by adding the following new section:

          2.29 Withdrawals from Cash Collateral Account. Notwithstanding anything to the contrary contained herein, in the other Loan Documents or in any prior or subsequent agreement to which the Borrower is a party, the Borrower shall not be entitled to withdraw any funds from the Cash Collateral Account unless (i) the Borrower shall have delivered a Borrowing Base Report to the Administrative Agent, inform and substance satisfactory to the Administrative Agent, two Business Days prior to the requested withdrawal, (ii) after giving effect to said requested withdrawal, the Total Revolving Extensions of Credit will not exceed the Borrowing Base,
     (iii) no Default or Event of Default shall have occurred and be continuing on the date of such withdrawal or after giving effect to such withdrawal and (iv) the conditions contained in Section 5.2(a) of the Credit Agreement have been satisfied. Each withdrawal by the Borrower from the Cash Collateral Account shall constitute a representation and warranty by Holdings and the Borrowers as of the date of such withdrawal that (i) no Default or Event of Default shall have occurred and be continuing on the date of such withdrawal or after giving effect to such withdrawal and (ii) the conditions contained in Section 5.2(a) of the Credit Agreement have been satisfied.

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3.5 Amendment to Section 6.7 (Notices).  Section 6.7 of the Credit Agreement is
    hereby amended by (i) changing the period at the end of subclause (e) to a semi-colon, (ii) adding the word "and" thereafter and (iii) adding the following new subsection:

    (f) any payment to be made by, or on behalf of, the Borrower in respect of the Senior Subordinated Notes, with such notice to be given at least three Business Days prior to any such payment.

                                   ARTICLE 4
                                  AGREEMENTS

4.1 Loan Restructuring Date. On or before May 17, 2002 (the "Revised Loan Restructuring Date"), Holdings, the Borrowers, the Administrative Agent and the Required Lenders shall have agreed in writing to satisfactory amendments to the Credit Agreement with respect to repayment in full of the Loans, including but not limited to amendments to the covenants contained in Section 7 of the Credit Agreement (the "Restructuring Amendment"). Anything in the Credit Agreement or any other Loan Document to the contrary notwithstanding, all terms and conditions of the Restructuring Amendment shall be satisfactory to the Administrative Agent and the Required Lenders in their absolute and sole discretion. In the event that Holdings, the Borrowers, the Administrative Agent and the Required Lenders fail to consummate the Restructuring Amendment on or before the Revised Loan Restructuring Date, then, automatically and without the requirement of notice or further action by any party, such failure shall immediately constitute an Event of Default. In furtherance but not in limitation of the foregoing, the parties hereto agree that this Section 4.1 replaces in its entirety Section 4.1 of the Seventh Amendment, and that such clause shall no longer have any force or effect.

4.2 Business Plan. On or before April 12, 2002, Holdings and the Borrowers shall deliver to the Agent and the Lenders a preliminary, bottoms-up business plan (the "Preliminary Business Plan"), in form and substance satisfactory to the Agent and the Required Lenders, which shall (a) include, on a monthly basis for the period beginning March 1, 2002 and ending on March 31, 2004, (i) consolidated forecasts detailing all sources and uses of cash, projected usage and availability under the Total Revolving Credit Commitments and projected principal outstanding amounts of the Term Loans (including, without limitation, any projected payments or prepayments of any Loans), (ii) consolidated profit and loss statements and
    (iii) consolidated balance sheets and (b) identify (i) all sources of revenue and expenses, including without limitation, intended executive compensation, (ii) the nature of all proposed Capital Expenditures, and
    (iii) compliance with the negative covenants contained in Section 7 of the Credit Agreement and, in the case of the financial covenants contained in
    Section 7.1 of the Credit Agreement, detailed calculations with respect to the proposed revision of such financial covenants. On or before April 22, 2002, Holdings and the Borrowers shall deliver to the Agent and the Lenders a proposed final, bottoms-up business plan (the "Proposed Final Business Plan") in form and substance satisfactory to the Agent and the Required Lenders, which shall (a) include and identify the same type of information as required with respect to the Preliminary Business Plan and (b) be accompanied by an opinion of the Consultant stating that the Proposed Final Business Plan is based on reasonable estimates, information and assumptions and that such Consultant has no reason to believe that such Proposed Final Business Plan is incorrect or misleading in any material respect.

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4.3 Financial Consultant Report.  On or before May 1, 2002, Holdings and the
    Borrowers shall deliver to the Administrative Agent and the Lenders a written report and restructuring proposal prepared and approved by the Financial Consultant, in form and substance satisfactory to the Administrative Agent and the Required Lenders.

4.4 Fees. Holdings and the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, (a) a fee in cash equal to $150,000 (the "Eighth Amendment Fee"), payable on the Eighth Amendment Effective Date, the payment of which shall be deemed to constitute payment in full satisfaction of the "Deferred Seventh Amendment Fee" (as defined in Section
    4.6 of the Seventh Amendment), and (b) a fee equal to $150,000 (the "Deferred Eighth Amendment Fee"), payable in full in cash on the earliest to occur of (i) the date of consummation of the Restructuring Amendment,
    (ii) the date any Default or Event of Default occurs (unless otherwise waived pursuant to Article II of the Eighth Amendment), and (iii) May 16, 2002, provided that if the Restructuring Amendment is consummated pursuant to the terms of Section 4.1 hereof on or prior to the Revised Loan Restructuring Date, the amount of any amendment fee due and payable in connection with the Restructuring Amendment shall be reduced by the lesser of (x) the amount of such amendment fee due and payable in connection with the Restructuring Amendment and (y) the amount of the Deferred Eighth Amendment Fee. Anything contained herein to the contrary notwithstanding, the Eighth Amendment Fee and the Deferred Eighth Amendment Fee shall be deemed earned in full on the Eighth Amendment Effective Date.

4.5 Further Assurances. In connection with the Administrative Agent's review of the Collateral and the Collateral Certificate provided by Holdings and the Borrowers, the Borrowers and the other Loan Parties shall execute, within three Business Days of receipt thereof, such further instruments and documents as the Administrative Agent shall reasonably request in order to further perfect and secure the Administrative Agent's Liens on the Collateral, including but not limited to account control agreements and other instruments and documents necessary to enable the Administrative Agent to obtain "control" (as defined in the applicable Uniform Commercial
    Code) of such Collateral, including but not limited to Collateral in the form of deposit accounts.

                                   ARTICLE 5
                                EFFECTIVE DATE

   This Eighth Amendment shall become effective as of the date first written above (the "Eighth Amendment Effective Date") when each of the following has been satisfied or waived in accordance with the terms hereof:

   1. Receipt by the Administrative Agent of counterparts of this Eighth Amendment, duly executed and delivered by Holdings, the Borrowers and the other Loan Parties;

   (b) Receipt by the Administrative Agent of executed Consent Letters (in the form attached hereto as Annex A) from the Required Lenders (or facsimile transmissions thereof) consenting to the execution of this Eighth Amendment by the Administrative Agent;

   (c) Receipt by the Administrative Agent of Acknowledgement and Consents in the form attached hereto as Annex B, duly executed and delivered from each Guarantor;

   (d) Receipt by the Administrative Agent of counterparts of the third amendment to Sponsor Guarantee, duly executed and delivered by the Sponsors, in the form attached hereto as Annex C;

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   (e)  Receipt by the Administrative Agent of the Eighth Amendment Fee; and

   (f) Receipt by the Administrative Agent of payment in full in cash of its invoiced and unpaid fees and disbursements incurred in connection with the preparation and execution of this Eighth Amendment and Waiver, any documents prepared in connection herewith, the Credit Agreement and any amendments or other modifications thereto, including, without limitation, the reasonable fees and disbursements of the Administrative Agent's counsel and financial advisor.

                                   ARTICLE 6
                                INTERPRETATION

6.1 Continuing Effect of the Credit Agreement. Holdings, Borrower, the other Loan Parties, the Administrative Agent and the Lender hereby acknowledge and agree that the Credit Agreement and the other Loan Documents shall continue to be and shall remain unchanged and in full force and effect in accordance with their terms, except as expressly modified hereby. Any terms or conditions contained in this Eighth Amendment shall control over any inconsistent terms or conditions in the Credit Agreement or the other Loan Documents.

6.2 No Waiver; Other Defaults or Events of Default. Nothing contained in this Eighth Amendment shall be construed or interpreted or is intended as a waiver of or limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document or applicable law on account of any Default or Event of Default other than the Eighth Amendment Specified Events of Default.

                                   ARTICLE 7
                                 MISCELLANEOUS

7.1 Representations and Warranties. Holdings and the Borrowers hereby represent and warrant as of the date hereof that, after giving effect to this Eighth Amendment, (a) no Default or Event of Default has occurred and is continuing, except the Eighth Amendment Specified Events of Default, and
    (b) all representations and warranties of Holdings and the Borrowers contained in the Loan Documents (with such term being deemed to include this Eighth Amendment and the Credit Agreement) are true and correct in all material respects with the same effect as if made on and as of such date, except (i) to the extent any of such representations and warranties relate to a specific date, in which case such representations and warranties shall be deemed true and correct on and as of such date, (ii) that Section 4.7 of the Credit Agreement shall be deemed to exclude the Eighth Amendment Specified Events of Default, and (iii) that the representation in Section
    4.2 of the Credit Agreement is qualified to the extent that Holdings and its Subsidiaries have experienced a material and continuing downturn in the level of business of their North American operations.

7.2 Reaffirmation of Covenants. Holdings and the Borrowers hereby expressly reaffirm each of the covenants made by them in Section 6 of the Credit Agreement, including without limitation, the covenants contained in Section
    6.9 (Additional Collateral, etc.) and Section 6.10 (Further Assurances).

7.3 Release. Holdings, the Borrowers and the other Loan Parties hereby release, waive, and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them have, may have, or might assert at the time of execution of this Eighth Amendment or in the future against the Administrative Agent, the Lenders and/or their respective parents, affiliates, participants, officers, directors, employees,

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    agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun from the beginning of time through the date hereof, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or
    (iii) any matter related to the foregoing.

7.4 Consents of Guarantors. Each Domestic Guarantor and each Foreign Guarantor hereby, to the extent necessary, (i) consents to the transactions contemplated hereby and (ii) acknowledges and agrees that the guarantees (and all security therefor) contained in the Guarantee and Collateral Agreement or Foreign Guarantee, as applicable, previously executed by it is, and shall remain, in full force and effect after giving effect to this Eighth Amendment and all other prior modifications to the Credit Agreement.

7.5 Payment of Expenses. Holdings and the Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of their out-of-pocket costs and expenses incurred in connection with this Eighth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of the Administrative Agent's counsel and financial advisor.

7.6 Reference to and Effect on the Loan Documents; Limited Effect. On and after the date hereof and the satisfaction of the conditions contained in
    Article V of this Eighth Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. For purposes of the Credit Agreement, all of the agreements of Holdings and the Borrowers contained in this Eighth Amendment shall be deemed to be, and shall be, agreements under the Credit Agreement. The execution, delivery and effectiveness of this Eighth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provisions of any of the Loan Documents. Except as expressly amended or waived herein, all of the provisions and covenants of the Credit Agreement and the other Loan Documents are and shall continue to remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

7.7 Reservation of Rights. Notwithstanding anything contained in this Eighth Amendment to the contrary, Holdings and the Borrowers and each Loan Party acknowledge that the Administrative Agent and the Lenders do not waive, and expressly reserve, the right to exercise any and all of their rights and remedies under (a) the Credit Agreement, any other Loan Document and applicable law in respect of the Specified Event of Default against any Person other than Holdings, the Borrowers or any Loan Party, including such rights and remedies as are set forth in the Sponsor Guarantee, and (b) the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default other than the Specified Event of Default.

7.8 Counterparts. This Eighth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission) and all of said counterparts taken together shall be deemed to constitute one and the

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    same instrument. Any executed counterpart delivered by facsimile transmission shall be effective for all purposes hereof.

7.9 GOVERNING LAW. THIS EIGHTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS EIGHTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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   IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the date first written above.

                                          WEIGH-TRONIX, LLC

                                          By:  /s/  JOHN J. MCCANN III
                                              ----------------------------------
                                              Name:
                                              Title:

                                          SWT FINANCE B.V.

                                          By:  /s/  JOHN J. MCCANN III
                                              ----------------------------------
                                              Name:
                                              Title:

                                          WEIGH-TRONIX CANADA, ULC

                                          By:  /s/  JOHN J. MCCANN III
                                              ----------------------------------
                                              Name:
                                              Title:

                                          FLEET NATIONAL BANK,
                                          as Administrative Agent,
                                          as Security Agent and as Fronting
                                            Lender

                                          By:  /s/  ANDREW J. MAIDMAN
                                              ----------------------------------
                                              Name:
                                              Title:

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